Exhibit 99.77(c)

ITEM 77C - Matters submitted to a vote of security holders

  A special meeting of shareholders of ING Balanced Portfolio, Inc. was held on April 22, 2013 to elect 13 nominees to the Board of Directors of ING Balanced Portfolio, Inc.
	For All	Withold All	For all Except	Broker non-vote	Total Shares Voted
Colleen D. Baldwin	33,810,074.947	1,166,245.666	0.000	0.000	34,976,320.613
John V. Boyer	33,693,860.137	1,282,460.476	0.000	0.000	34,976,320.613
Patricia W. Chadwick	33,803,120.947	1,173,199.666	0.000	0.000	34,976,320.613
Albert E. DePrince, Jr.	33,652,675.137	1,323,645.476	0.000	0.000	34,976,320.613
Peter S. Drotch	33,614,159.137	1,362,161.476	0.000	0.000	34,976,320.613
J. Michael Earley	33,597,832.137	1,378,488.476	0.000	0.000	34,976,320.613
Martin J. Gavin	33,592,211.137	1,384,109.476	0.000	0.000	34,976,320.613
Russell H. Jones	33,658,387.911	1,317,932.702	0.000	0.000	34,976,320.613
Patrick W. Kenny	33,498,888.137	1,477,432.476	0.000	0.000	34,976,320.613
Shaun P. Mathews	33,668,997.137	1,307,323.476	0.000	0.000	34,976,320.613
Joseph E. Obermeyer	33,564,965.137	1,411,355.476	0.000	0.000	34,976,320.613
Sheryl K. Pressler	33,852,426.947	1,123,893.666	0.000	0.000	34,976,320.613
Roger B. Vincent	33,621,958.137	1,354,362.476	0.000	0.000	34,976,320.613

The proposal passed.

  A special meeting of shareholders of ING Balanced Portfolio was held on April 22, 2013 to: 1) approve a new investment advisory agreement for the Portfolio with ING Investments prompted by the IPO, and to approve, under certain circumstances, any future advisory agreements prompted by Change of Control Events that occur as part of the Separation Plan; 2) approve a new investment sub-advisory agreement for the Portfolio between ING Investments, LLC and ING Investment Management Co. LLC prompted by the IPO, and to approve, under certain circumstances, any future sub-advisory agreements prompted by Change of Control Events that occur as part of the Separation Plan; and 3) approve a modification to the current manager-of-managers policy to permit ING Investments, LLC, subject to prior approval by the Board, to enter into and materially amend agreements with wholly-owned sub-advisers without obtaining the approval of the Portfolio's shareholders.

Proposal*	Shares voted for	Shares voted against or withheld	Shares abstained	Broker non-vote	Total Shares Voted
1	30,555,708.030	2,188,562.220	2,232,050.363	0.000	34,976,320.613
2	30,412,685.445	2,360,799.141	2,202,836.027	0.000	34,976,320.613
3	24,303,959.108	3,911,440.808	6,760,920.697	0.000	34,976,320.613

*Proposals passed.